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EXHIBIT 10.2

    This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement dated as of November 26, 2001 among Purchaser (as defined below), the Company (as defined below) and LaSalle Bank National Association, to the indebtedness (including interest) owed by the Company pursuant to that certain Amended and Restated Credit Agreement dated as of August 14, 2001 among the Company and LaSalle Bank National Association, as such Credit Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination and Intercreditor Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination and Intercreditor Agreement.

CTN MEDIA GROUP, INC.

SUBORDINATED BRIDGE NOTE

$1,500,000.00	November 26, 2001

    FOR VALUE RECEIVED, CTN Media Group, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of U-C Holdings, L.L.C. ("Purchaser") the principal sum of

    One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00)

together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

    This Note was issued pursuant to a Subordinated Bridge Note Purchase Agreement, dated as of November 26, 2001 (as amended and modified from time to time, the "Purchase Agreement"), between the Company and certain investors, and this Note is one of the "Notes" referred to in the Purchase Agreement. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Except as otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

    1.  Payment of Interest. Except as otherwise expressly provided in Section 2.06 or Section 5.02 of the Purchase Agreement, interest shall accrue at the rate of twelve percent (12%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding on a daily basis, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to the holder of this Note all accrued interest on the earlier to occur of 90 days following (a) the scheduled maturity of the indebtedness owed by the Company pursuant to that certain Amended and Restated Credit Agreement dated as of August 14, 2001 among the Company and LaSalle Bank National Association, as amended, supplemented or modified from time to time (the "Credit Agreement"), or (b) the discharge of the indebtedness owed by the Company pursuant to the Credit Agreement (the "Maturity Date"), unless the Note has been converted prior to the Maturity Date pursuant to Section 2.06 of the Purchase Agreement. Unless prohibited under applicable law, in accordance with Section 2.06 of the Purchase Agreement, after the Commitment Termination Date, any accrued but unpaid interest shall bear interest at the rate of eighteen percent (18%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid interest on a daily basis, or (if less) at the highest rate then permitted under applicable law. Interest shall accrue on any principal payment due under this Note until such time as payment therefor is actually delivered to the holder of this Note.

    2.  Payment of Principal. The Company shall pay the principal amount of $1,500,000.00 (or such lesser principal amount then outstanding) to the holder of this Note on the Maturity Date, together with all accrued and unpaid interest on the principal amount being repaid, unless this Note has been converted prior to the Maturity Date pursuant to the terms of this Note and the Purchase Agreement. In accordance with Section 2.06 of the Purchase Agreement, any principal amount which is outstanding after the Commitment Termination Date shall bear interest at the rate of eighteen percent (18%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding on a daily basis, or (if less) at the highest rate then permitted under applicable law.

    3.  Prepayment. The Company may prepay amounts due on this Note in whole or in part without penalty or premium at any time after three Business Days' notice to the holder so long as such holder has not elected to convert this Note prior to the date of prepayment. Any payment of principal by the Company will be accompanied by all accrued and unpaid interest on the principal sum being repaid. The holder of this Note will note all partial payments of principal and accompanying payments of interest on the face or reverse side of this Note.

    4.  Security Interest. The Company's obligations under this Note and under the Purchase Agreement are secured by security interests and liens granted under the Subordinated Security Agreement, which security interests and liens of are subordinate to the security interests and liens of LaSalle Bank National Association.

    5.  Transfer and Exchange; Replacement; Cancellation.

      5.1. Transfer and Exchange. Subject to the restrictions on transfer set forth in the Purchase Agreement and in the Subordination Agreement, upon surrender of any Note for transfer or for exchange to the Company at its principal office, the Company at its expense will (subject to the conditions set forth herein and in the Purchase Agreement) execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the holder or transferee, which aggregate the unpaid principal amount of such Note, issued as such holder or transferee may request, dated so that there will be no gain or loss of interest on such surrendered Note and otherwise of like tenor. The issuance of new Notes shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance.

      5.2. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the holder of this Note shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of such Note to the Company at its principal office, the Company shall (at its expense) execute and deliver, in lieu thereof, a new Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose of the Purchase Agreement.

      5.3. Cancellation. After all principal, accrued interest, premium and all other amounts at any time owed on this Note have been paid in full, this Note shall be surrendered to the Company for cancellation.

    6.  Place of Payment. Payments of principal, interest and other amounts shall be made by wire transfer of immediately available funds to the account of the holder hereof as specified by prior written notice to the Company. Any payment received by the holder of this Note after 1:00 P.M. (Chicago time) on any day, will be deemed to have been received on the next following Business Day.

    7.  Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

    8.  Governing Law. This Note shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    9.  Usury Laws. It is the intention of the Company and the holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

* * * * * *

    IN WITNESS WHEREOF, the undersigned has duly executed this Subordinated Bridge Note as of the date first written above.

CTN MEDIA GROUP, INC.
By:	/s/ NEIL H. DICKSON Neil H. Dickson Its: Chief Operating Officer

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CTN MEDIA GROUP, INC. SUBORDINATED BRIDGE NOTE